As filed with the Securities and Exchange Commission on May 23, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	03-0510450
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
9 Farm Springs Road
Farmington, Connecticut 06032
(860) 284-1300
(Address of Principal Executive Offices) (Zip Code)

Darwin Professional Underwriters, Inc. 2006 Stock Incentive Plan
(Full title of the plan)

Stephen Sills
President and Chief Executive Officer
9 Farm Springs Road
Farmington, Connecticut 06032
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(860) 284-1300
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of		Proposed Maximum Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Amount To Be Registered (1)	Share (2)	Price(2)	Fee
Common Stock, $0.01 par value per share	850,000	$18.55	$15,767,500.00	$1,687.12

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rules 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the NYSE Arca Exchange on May 22, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Registrant are incorporated herein by reference and made a part hereof:
     (a) The Registrant’s Prospectus filed with the Commission on May 22, 2006 pursuant to rule 424(b) under the Securities Act;
     (b) The Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2006; and
     (c) The description of the Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A, File No. 001-32883, filed with the Commission on May 16, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any further amendments or reports filed for the purpose of updating such description.
     All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.
     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.
     The Registrant’s Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify officers, directors, employees and agents of the Registrant, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the Certificate of Incorporation permits the board of directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Registrant arising out of his capacity as such.
     Alleghany Corporation maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including us. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

3.1.1	Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1.1 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-132355).

3.1.2	Certificate of Amendment to Certificate of Incorporation of the Registrant dated November 30, 2005. (Incorporated by reference to Exhibit 3.1.2 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-132355).

3.1.3	Certificate of Amendment to Certificate of Incorporation of the Registrant dated May 15, 2006. (Incorporated by reference to Exhibit 3.1.3 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-132355).

3.1.4	Form of Amended and Restated Certificate of Incorporation (to be effective upon the completion of the Registrant’s initial public offering). (Incorporated by reference to Exhibit 3.1.4 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-132355).

3.2	Amended and Restated By-laws. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-1323556).

Exhibit
Number	Description

4.1	Specimen Stock Certificate. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-1323556).

4.2	Registration Rights Agreement by and between the Registrant and Alleghany Insurance Holdings LLC. (Incorporated by reference to Exhibit 4.1 of the Registrant’s current report on Form 8-K filed with the Commission on May 23, 2006).

4.3	Master Agreement by and between the Registrant and Alleghany Corporation. (Incorporated by reference to Exhibit 4.2 of the Registrant’s current report on Form 8-K filed with the Commission on May 23, 2006).

5.1	Opinion of Dewey Ballantine LLP will respect to the legality of the securities being registered. (Filed herewith).

10.1	Darwin Professional Underwriters, Inc. 2006 Stock Incentive Plan. (Filed herewith).

23.1	Consent of Dewey Ballantine LLP. (Included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP. (Filed herewith).

24.1	Power of Attorney of directors and certain officers of the Registrant. (Included on Signature Page).
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of Connecticut on May 23, 2006.

DARWIN PROFESSIONAL UNDERWRITERS, INC.

By:	/s/ Stephen J. Sills

Stephen J. Sills
President, Chief Executive Officer and Chairman of the Board of Directors
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below constitute and appoint Stephen J. Sills and John L. Sennott, Jr., and each of them, his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Stephen J. Sills Stephen J. Sills	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 23, 2006

/s/ John L. Sennott, Jr. John L. Sennott, Jr.	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 23, 2006

/s/ Christopher K. Dalrymple Christopher K. Dalrymple	Secretary, Director	May 23, 2006

/s/ R. Bruce Albro R. Bruce Albro	Director	May 23, 2006

/s/ Robert V. Deutsch Robert V. Deutsch	Director	May 23, 2006

/s/ Phillip N. Ben-Zvi Phillip N. Ben-Zvi	Director	May 23, 2006

/s/ Weston M. Hicks Weston M. Hicks	Director	May 23, 2006

/s/ William C. Popik, M.D. William C. Popik, M.D.	Director	May 23, 2006

/s/ George M. Reider, Jr.
George M. Reider, Jr.	Director	May 23, 2006

/s/ James P. Slattery
James P. Slattery	Director	May 23, 2006